Harsco Corporation Announces First Quarter 2003 Results

HARRISBURG, Pa., April 24, 2003 (PRIMEZONE) --

 -- First quarter diluted earnings per share of $0.31 from continuing operations

 -- Net cash provided by operating activities of $31 million vs. $9 million in the first quarter of 2002

 -- First quarter actions include declaration of Company's 212th consecutive cash dividend

 -- Company reaffirms full year guidance for diluted earnings per share in the range of $2.25 to $2.36 from continuing operations

Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported first quarter 2003 income from continuing operations of $12.5 million, or $0.31 per share (diluted) on sales of $488 million. This compares with income from continuing operations of $15.0 million, or $0.37 per share (diluted) on sales of $459 million in the first quarter of 2002. Including discontinued operations, first quarter 2003 diluted earnings per share were $0.31 compared with $0.35 in the first quarter of 2002.

Affecting results in the first quarter of 2003 was increased pension expense of $4.1 million after-tax, partially offset by $2.8 million of after-tax income from the termination of a post-retirement benefit plan. Positive foreign currency translation increased sales by approximately $30 million and net income by approximately $1.6 million in the quarter.

Commenting on the Company's performance, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "Our first quarter earnings of $0.31 per share evidence progress toward our stated objectives for the year. Our operating performance, which included $0.10 per share of increased pension expense burden, met the upper end of our first quarter guidance and analysts' expectations of $0.20 to $0.24 per share. We also made progress on our ongoing commitment to mitigate the effects of the increased pension expense, realizing a one-time gain of $0.07 per share from the termination of a post-retirement benefit plan. These results were achieved despite higher energy costs throughout our businesses, difficult weather conditions primarily affecting our Access Services Segment, the general uncertainty caused by the Iraq conflict, and a soft macro-economic environment.

"Our Mill Services Segment continues to perform well and gives us a solid foundation for year-over-year quarterly earnings growth in the second half of 2003. We continue to address the difficult operating environment in both our Access Services and Gas and Fluid Control Segments with appropriate internal actions to assure their maximum profitability until market and economic confidence returns and more normalized sales, earnings and margins are achievable. Within Other Infrastructure Products and Services, all of the businesses performed reasonably well except for the IKG unit. We are not expecting IKG's overall market to improve in the near-term, and we will continue to scale this organization and its costs for the volumes expected.

"With our strong cash flows, numerous organic growth opportunities, sound balance sheet and diverse business and geographical mix, we remain confident in our long-term business prospects. We will redeploy our substantial cash flows into growth opportunities and vigorously manage our costs. Further, we reaffirm our 2003 full-year earnings guidance of $2.25 to $2.36 per share from continuing operations, which includes the $2.8 million after-tax benefit from the termination of a post-retirement benefit plan as described above and full-year higher pension expense of approximately $12.4 million after-tax. We believe our first quarter earnings per share of $0.31 from continuing operations is a good start toward meeting this range, and foresee second quarter earnings in the range of $0.60 to $0.65 per share from continuing operations."

First Quarter Business Segment Review

Mill Services - Sales increased 17 percent to $188 million from $161 million in last year's first quarter, while operating income increased almost 14 percent to $16.7 million. Operating margins declined slightly in the quarter, to 8.9 percent from 9.1 percent last year, due to higher pension and energy costs. Positive foreign currency translation increased sales by approximately $16 million and operating income by approximately $1.7 million in the quarter.

Affecting segment results in the quarter were increased pension expense of $1.9 million pre-tax, severance and closure costs of $1.3 million pre-tax, and income from the termination of a post-retirement benefit plan of $0.5 million pre-tax.

Continued strong performance from services at international mill sites more than offset lower performance from U.S. mill services operations, which were adversely affected by higher energy costs.

Access Services - First quarter sales increased by 10 percent to $147 million, from approximately $134 million last year. Positive foreign currency translation increased sales by approximately $13 million in the quarter. Operating income declined by 43 percent to $4.6 million. Operating margins declined to 3.1 percent compared with 6.0 percent in the first quarter of 2002. The decline in operating income and margins was caused principally by higher pension costs, product mix and pricing pressures. First quarter operating performance, particularly equipment rentals, continued to be negatively affected by sharply lower non-residential construction spending. The rental business is the highest margin product line in the Access Services Segment.

Affecting segment results in the quarter were increased pension expense of $2.9 million pre-tax, severance and closure costs of $0.3 million pre-tax, a $1.4 million pre-tax gain on the sale of underutilized assets, and income of $0.5 million pre-tax from the termination of a post-retirement benefit plan. Operating income in the quarter benefited slightly from approximately $0.4 million in positive foreign currency translation.

Difficult weather conditions, the initiation of war with Iraq, and a generally soft global economy all contributed to reduced business confidence in the quarter compared with the first quarter of last year.

Gas and Fluid Control - Sales in the first quarter were $76 million compared with $83 million in the prior year's quarter. Operating income declined by 30 percent to $3.0 million from $4.3 million last year. Likewise, operating margins declined to 3.9 percent from 5.2 percent year-over-year. The effect of foreign currency translation was not material.

Affecting segment results in the quarter were increased pension expense of $0.5 million pre-tax and income from the termination of a post-retirement benefit plan of $0.6 million pre-tax.

Improved sales and operating earnings during the quarter from the cryogenics, propane and valve product lines were more than offset by lower sales and operating earnings from the Air-X-Changers business, and to a lesser extent, the composites business.

Other Infrastructure Products and Services - First quarter sales declined by 7 percent to $76 million while operating income declined to $4.2 million from $6.2 million last year. Operating margins also declined, to 5.5 percent from 7.6 percent last year. Affecting results in the quarter were increased pension expense of $0.5 million pre-tax and $1.1 million of pre-tax income from the termination of a post-retirement benefit plan. The effect of foreign currency translation was not material.

The shortfall in results was primarily due to the difficult operating environment encountered by the IKG industrial grating products business. While quote activity for IKG has increased somewhat in recent weeks, bookings in the first quarter were weak and an operating loss of approximately $1.0 million was incurred, compared with income of $0.9 million in the first quarter of 2002. Further significant cost reductions are being implemented within this business. Reed Minerals and Patterson-Kelley both reported higher sales and operating income compared with the first quarter of last year. Harsco Track Technologies posted slightly higher sales but somewhat lower operating income compared with last year, which included sales and income from a product line sold in the third quarter of 2002.

General Corporate - First quarter results include income from the termination of a post-retirement benefit plan of $1.3 million pre-tax.

Financial Position

The Company has begun 2003 on a very positive note regarding cash flow generation compared with the first quarter of last year, as follows:

                                                       $Millions
                                                    ----------------
                                                    1Q 2003  1Q 2002
                                                      -----    -----
 Net cash provided by operating activities - GAAP     $31.2    $ 9.0
 Plus proceeds from sale of assets                     12.3     10.5
 Less Capital Expenditures                            (30.2)   (31.3)
 Less Dividends                                       (10.6)   (10.0)
                                                      -----    -----
 Free cash flow                                       $ 2.7    $(21.8)
                                                      =====    =====
 Change from Prior Year                              +$24.5

First quarter net cash provided by operating activities was $31 million, compared with $9 million for the first quarter last year. The increase reflects working capital improvements and changes to other assets and liabilities, principally accrued income taxes and pension liabilities. Free cash flow increased by $24.5 million in the first quarter of 2003 compared with the first quarter of last year. The Company views free cash flow as an important measure of the excess cash available to management to invest in business growth and other initiatives to strengthen its financial and market positions.

Compared with results at December 31, 2002, total debt increased by $12 million to $652 million. This is due to the receipt of significant cash collections on March 31, 2003 that could not be applied to first quarter debt paydown due to timing. Despite the slight increase in debt, the Company's debt-to-capital ratio decreased by 60 basis points to 49.2 percent, due principally to a positive pension liability adjustment of almost $23 million to the equity accounts in the first quarter of 2003. This adjustment reflects pension plan amendments made late last year which resulted in a re-measurement of the Company's U.K. pension plan in the fourth quarter of 2002. The restoration to shareholders' equity is approximately $23 million net-of-taxes from the original $147 million reduction recorded at December 31, 2002. U.S. Generally Accepted Accounting Principles (GAAP) required this re-measurement restoration be recorded as of March 31, 2003. The ratio of net debt (total debt less cash) to capital was 45.4 percent at March 31, 2003, compared with 46.9 percent at December 31, 2002, and 50.6 percent at March 31, 2002.

First quarter Economic Value Added (EVA(r)) was approximately even with last year's first quarter as lower NOPAT (net operating profit after tax) was principally offset by a lower capital charge due to a reduction in average capital employed.

Forward-Looking Statements

The nature of the Company's operations and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. These include statements about our management confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations for market segment and industry growth, sales, cash flows, earnings, and EVA.

These factors include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions, particularly in the mill services, steel, infrastructure, non-residential construction and industrial gas markets; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom, that could affect the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expense; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today until approximately 5:00 pm ET April 29, 2003. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 8788668.

About Harsco

Harsco Corporation is a $2 billion industrial services and products company employing approximately 17,500 people in more than 40 countries of operation. Harsco's market-leading businesses provide mill services, access services, gas and fluid control products, and other infrastructure products and services to customers worldwide. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                                                Three Months Ended
                                                    March 31
 (In thousands, except per share amounts)        2003        2002
                                              ---------    ---------
 Revenues from continuing operations:
     Service sales                            $ 347,603    $ 309,868
     Product sales                              140,299      148,735
                                              ---------    ---------
       Total revenues                           487,902      458,603
                                              ---------    ---------

 Costs and expenses from
  continuing operations:
     Cost of services sold                      261,737      227,187
     Cost of products sold                      113,937      117,330
     Selling, general and
      administrative expenses                    80,512       78,394
     Research and development expenses              872          857
     Other expenses                                 938        1,335
                                              ---------    ---------
       Total costs and expenses                 457,996      425,103
                                              ---------    ---------

       Operating income from
        continuing operations                    29,906       33,500

 Equity in income of affiliates, net                162          205
 Interest income                                    697        1,363
 Interest expense                               (10,267)     (11,226)
                                              ---------    ---------

       Income from continuing operations
        before income taxes and
         minority interest                       20,498       23,842

 Income tax expense                              (6,350)      (7,392)
                                              ---------    ---------

       Income from continuing operations
        before minority interest                 14,148       16,450

 Minority interest in net income                 (1,678)      (1,445)
                                              ---------    ---------

 Income from continuing operations               12,470       15,005
                                              ---------    ---------

 Discontinued Operations:
     Loss from operations of
      discontinued business                        (212)      (1,319)
     Gain on disposal of
      discontinued business                         295         --
     Income tax benefit (expense)                   (30)         475
                                              ---------    ---------
 Income (loss) from
  discontinued operations                            53         (844)
                                              ---------    ---------
       Net Income                             $  12,523    $  14,161
                                              =========    =========

 Average shares of common
  stock outstanding                              40,543       40,041

 Basic earnings (loss) per common share:

     Continuing operations                    $     .31    $     .37
     Discontinued operations                       --           (.02)
                                              ---------    ---------
 Basic earnings per common share              $     .31    $     .35
                                              =========    =========

 Diluted average shares of common
  stock outstanding                              40,654       40,535

 Diluted earnings (loss) per
  common share:
     Continuing operations                    $     .31    $     .37
     Discontinued operations                       --           (.02)
                                              ---------    ---------
 Diluted earnings per common share            $     .31    $     .35
                                              =========    =========

 Harsco Corporation
 CONSOLIDATED BALANCE SHEET (Unaudited)
                                              March 31     December 31
 (In thousands)                                 2003          2002
                                              ---------    ---------
  ASSETS
 Current assets:
     Cash and cash equivalents              $   90,210    $   70,132
     Accounts receivable, net                  411,290       388,872
     Inventories                               188,974       181,712
     Other current assets                       56,768        61,686
                                            ----------    ----------
        Total current assets                   747,242       702,402
                                            ----------    ----------
 Property, plant and equipment, net            799,475       807,935
 Goodwill, net                                 374,542       377,220
 Other assets                                   92,030       102,493
 Assets held for sale                            2,139         9,247
                                              ---------    ---------
        Total assets                        $2,015,428    $1,999,297
                                            ==========    ==========

 LIABILITIES
 Current liabilities:
     Short-term borrowings                  $   16,594    $   22,362
     Current maturities of long-term debt       10,396        11,695
     Accounts payable                          161,384       166,871
     Accrued compensation                       34,530        39,456
     Income taxes                               45,657        43,411
     Dividends payable                          10,644        10,642
     Other current liabilities                 186,545       179,413
                                            ----------    ----------
        Total current liabilities              465,750       473,850
                                            ----------    ----------
 Long-term debt                                624,513       605,613
 Deferred income taxes                          61,342        62,096
 Insurance liabilities                          45,219        44,090
 Other liabilities                             142,707       167,069
 Liabilities associated with assets
  held for sale                                  1,910         2,039
                                            ----------    ----------
        Total liabilities                    1,341,441     1,354,757
                                            ----------    ----------

 SHAREHOLDERS' EQUITY
 Common stock                                   83,803        83,793
 Additional paid-in capital                    110,847       110,639
 Accumulated other comprehensive expense      (215,627)     (242,978)
 Retained earnings                           1,298,733     1,296,855
                                            ----------    ----------
                                             1,277,756     1,248,309
 Treasury stock                               (603,769)     (603,769)
                                            ----------    ----------
        Total shareholders' equity             673,987       644,540
                                            -----------   ----------
        Total liabilities and
         shareholders' equity               $2,015,428    $1,999,297
                                            ==========    ==========

 Harsco Corporation
 CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

                                               Three Months Ended
                                                   March 31
 (In thousands)                               2003          2002
                                            --------      --------
 Cash flows from operating activities:
    Net income                              $ 12,523      $ 14,161
    Adjustments to reconcile net
     income to net
      cash provided (used) by
      operating activities:
        Depreciation                          39,895        37,975
        Amortization                             373           337
        Equity in income of
         affiliates, net                        (162)         (205)
        Other, net                               507         1,407
       Changes in assets and liabilities,
        net of acquisitions and
        dispositions of businesses:
           Accounts receivable               (21,624)       (9,319)
           Inventories                        (7,593)      (12,766)
           Accounts payable                   (6,089)      (20,713)
           Net disbursements related to
            discontinued defense business       (234)         (291)
           Other assets and liabilities       13,580        (1,573)
                                            --------      --------

        Net cash provided by operating
         activities                           31,176         9,013
                                            --------      --------

 Cash flows from investing activities:
    Purchases of property, plant
     and equipment                           (30,181)      (31,255)
    Proceeds from sale of assets              12,284        10,464
                                            --------      --------

        Net cash used by
         investing activities                (17,897)      (20,791)
                                            --------      --------

 Cash flows from financing activities:
    Short-term borrowings, net                (6,540)      (12,563)
    Current maturities and
     long-term debt:
            Additions                         50,133        61,136
            Reductions                       (27,219)      (34,583)
    Cash dividends paid on common stock      (10,643)       (9,996)
    Common stock issued-options                  190         3,611
    Other financing activities                     3        (1,378)
                                            --------      --------

        Net cash provided by
         financing activities                  5,924         6,227
                                            --------      --------

 Effect of exchange rate changes on cash         875        (1,403)
                                            --------      --------

 Net increase (decrease) in cash and
  cash equivalents                            20,078        (6,954)

 Cash and cash equivalents at
  beginning of period                         70,132        67,407
                                            --------      --------

 Cash and cash equivalents at
  end of period                             $ 90,210      $ 60,453
                                            ========      ========

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In millions)

                           Three Months Ended      Three Months Ended
                             March 31, 2003          March 31, 2002

                                      Operating            Operating
                           Sales(a)   Income(b)  Sales(a)  Income(b)
                            ------     ------     ------    ------
 Mill Services Segment      $188.3     $ 16.7     $161.1    $ 14.7
 Access Services Segment     147.4        4.6      133.5       8.0
 Gas and Fluid Control
  Segment                     76.1        3.0       82.5       4.3
 Other Infrastructure
  Products and
  Services                    76.1        4.2       81.5       6.2
 General Corporate            --          1.4       --         0.3
                            ------     ------     ------    ------
 Consolidated Totals        $487.9     $ 29.9     $458.6    $ 33.5
                            ======     ======     ======    ======

 (a) Sales from continuing operations to unaffiliated customers.

 (b) Operating income from continuing operations.

CONTACT: Harsco Corporation
         Media Contact:
         Kenneth  Julian
         (717) 730-3683
         kjulian@harsco.com

         Analyst Contact:
         Eugene M. Truett
         (717) 975-5677
         etruett@harsco.com